                                                                   EXHIBIT 10.90

                    AMENDMENT NO. 1 TO TERMINATION AGREEMENT

         This Amendment No. 1 to the Termination Agreement (this "AMENDMENT NO. 1"), is dated as of January 17, 2005, by and among Andrx Laboratories (NJ), Inc., a Delaware corporation as the owner of all the assets and liabilities of the company formerly known as Andrx Labs, Inc., Andrx Pharmaceuticals, Inc., a Florida corporation, and Anda, Inc., a Florida corporation, each of which is a subsidiary of Andrx Corporation ("ANDRX"), and Sandoz Inc. (f.k.a. Geneva Pharmaceuticals, Inc.), a Colorado corporation ("SANDOZ"). Andrx and Sandoz are sometimes referred to collectively herein as the "PARTIES" or singly as a "PARTY".

         WHEREAS, the Parties entered into a Termination Agreement as of October 24, 2001 (the "TERMINATION AGREEMENT"), in termination of a Product Distribution, Development and Licensing Agreement which had been executed as of May 1, 1999 (the "LICENSING AGREEMENT"), in order to terminate the Licensing Agreement and allocate the rights and responsibilities of the parties post-termination; and

         WHEREAS, the Parties desire to amend the Termination Agreement to clarify certain issues.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. The first sentence of paragraph 2 of Section 2B. of the Termination Agreement is hereby deleted in its entirety and replaced with the following:

                  "In addition to the payments set forth on Exhibit A-1, Andrx shall pay to Sandoz the Andrx Payments in accordance with the schedule attached hereto as Amendment No. 1 to Exhibit A-2."

         2. Exhibit A-2, shall be deleted and replaced in its entirety with the Amendment No. 1 to Exhibit A-2 attached hereto, which Amendment No. 1 to Exhibit A-2 shall be effective as of the first Commercial Sale by Andrx of the Metformin extended-release product known as Fortamet(TM)in the United States.

         3. All capitalized terms used and not otherwise defined in this Amendment No. 1 shall have the meanings as set forth in the Agreement.

         4. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Amendment No. 1 may be transmitted via facsimile and such signatures shall be deemed to be originals.

                            [SIGNATURE PAGE FOLLOWS]



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Filed under application for confidential treatment.

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         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to the Termination Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


ANDRX LABORATORIES (NJ), INC.               ANDA, INC.




By:  ____________________________           By:  ____________________________
         Name:                                       Name:
         Title:                                      Title:

ANDRX PHARMACEUTICALS, INC.                 SANDOZ INC.




By:  ___________________________            By:  ____________________________
         Name:                                       Name:
         Title:                                      Title:




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Filed under application for confidential treatment.

                         AMENDMENT NO. 1 TO EXHIBIT A-2

         Andrx shall owe to Sandoz an annual payment (the "ANDRX PAYMENT"), payable to Sandoz on a quarterly basis. Such payment shall be subject to the Minimum and Maximum amounts listed below for each particular Year (listed below), and otherwise shall be [xxxx]* of Net Sales of the Metformin extended release product known as Fortamet(TM) (the "PRODUCT") in the United States for such Year. The Quarterly Share of the Andrx Payment, along with appropriate supporting documentation, shall be payable by Andrx to Sandoz within forty-five
(45) days after the end of each calendar quarter, for a term of five (5) years, in accordance with the schedule below. For purposes of this Amendment, the term "Quarterly Share" shall mean the lesser of [xxxx]* of Net Sales or the Maximum (as set forth in the schedule below) provided, however that in any particular year Sandoz shall not be paid any amount in excess of the Maximum for such particular year. Within 45 days of the end of a particular year, Andrx shall remit to Sandoz the difference between the Minimum and [xxxx]* of Net Sales for that particular year if the [xxxx]* of Net Sales is less than the Minimum. For example, in Year 1 if [xxxx]* of the Net Sales were $2,500,000, then Andrx would remit $125,000 within 45 days of the end of Year 1. If in Year 2 [xxxx]* of Net Sales were $11,000,000, then Andrx would have remitted up to $10,000,000 to Sandoz during Year 2, but would not have paid any amounts in excess of $10,000,000.


                   Term                                                      Annual Andrx Payment
----------------------------------------                     -------------------------------------------------------
*Year 1:  May 12, 2004 to March 31, 2005                     A Minimum of $2,625,000 and a Maximum of $9,625,000

Year 2:  April 1, 2005 to March 31, 2006                     A Minimum of $4,000,000 and a Maximum of $10,000,000

Year 3:  April 1, 2006 to March 31, 2007                     A Minimum of $5,000,000** and a Maximum of $10,000,000

Year 4:  April 1, 2007 to March 31, 2008                     A Minimum of $5,000,000** and a Maximum of $10,000,000

*Year 5:  April 1, 2008 to May 11, 2009                      A Minimum of $5,375,000** and a Maximum of $10,375,000



* Note: Andrx hereby represents that May 12, 2004 was the date of first Commercial Sale. Pursuant to the above table, Year 1 shall be reduced to less than 1 calendar year by reducing the period from May 12, 2004 through June 30, 2005 to May 12, 2004 through March 31, 2005, and Year 5 shall be extended correspondingly pursuant to the above table. This will result in a total of 21 quarterly payments, with the initial quarterly payment due within 45 days after June 30, 2004, and the final quarterly payment due within 45 days after May 11, 2009.

** Note: If a third party is selling an FDA approved AB-rated generic version of the Product (the "GENERIC PRODUCT") in Year 3, Year 4, or Year 5, and such Generic Product is not (i) an "authorized generic" of Andrx's Product or (ii) based on an FDA Abbreviated New Drug Application developed or filed by Andrx, an Affiliate or sublicensee thereof (provided however that (ii) shall not apply if through a merger or sale of substantially all of the entity's assets Andrx acquires an entity that developed an FDA approved AB-rated generic version of the Product); then the Minimum in such Years shall be reduced by $2,000,000 in any such Year 3 or Year 4 during which the Generic Product is being sold, and by $2,187,500 in Year 5 during which the Generic Product is being sold. An "AFFILIATE" shall mean a company controlled by, controlling, or under common control with a Party.


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* Filed under application for confidential treatment.